AMENDED AND RESTATED ARTICLES OF INCORPORATION

Bubblr, Inc., a corporation organized and existing under the laws of the State of Wyoming, hereby certifies as follows:

1.  Profit Corporation Articles of Incorporation were filed with the Secretary of State of Wyoming on October 22, 2019 under the name of U.S. Wireless Online, Inc. Articles of Amendment were filed with the Secretary of State of Wyoming on March 30, 2020 to change the company's name to Bubblr, Inc., to set the authorized capital stock at 2,900,000,000 shares of common stock, par value $0.0 I per share and 1 share of preferred stock, par value $0.001 per share, and to conduct a reverse stock split of outstanding shares of common stock at a ratio of 1 for 145. Articles of Correction were filed with the Secretary of State of Wyoming on May 27, 2020 to revise the ratio for the reverse stock split to 1 for 155. Articles of Amendment were filed with the Secretary of State of Wyoming on July 27, 2020 to designate the company's Special 2019 Series A Preferred Stock. Articles of Amendment were filed with the Secretary of State of Wyoming March 29, 2021 to amend and restate the designation for the company's Special 2019 Series A Preferred Stock.

2.Pursuant to Article 10 of the Wyoming Business Corporation Act, these Amended and Restated Articles oflncorporation restate, integrate, and further amend the provisions of the Articles oflncorporation of this corporation.

3.  These Amended and Restated Articles were approved in accordance with W.S. 17-16-1003 by the board of directors of the company and by a majority of shareholders of the company in a manner required by the Wyoming Business Corporation Act and consolidates all amendments into a single document.

4.The text of the Amended and Restated Articles oflncorporation as heretofore amended or supplemented is hereby restated and further amended to read in its entirety as follows:

ARTICLES OF INCORPORATION

OF

BUBBLR, INC.

ARTICLE I. NAME

The name of the corporation is Bubblr, Inc. (the "Corporation").

ARTICLE II. REGISTERED OFFICE

The address of the Corporation's registered office in the State of Wyoming is 30 N Gould St Ste R Sheridan, WY 82801 USA. The name of the registered agent at such address is Registered Agents Inc.

ARTICLE III. PURPOSE

The purpose or purposes of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Wyoming Business Corporation Act.

ARTICLE IV. CAPITAL STOCK

The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock". The number of shares of Common Stock authorized to be issued is Three Billion (3,000,000,000). The number of shares of Preferred Stock authorized to be issued is Twenty Five Million (25,000,000). The Common Stock shall each have pay value of$0.01 per share. The Preferred Stock shall each have pay value of$0.001 per share.

(a)  Provisions Relating to the Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in such holder's name on the records of the Corporation on each matter submitted to a vote of the stockholders, except as otherwise required by law.

(b)  Provisions Relating to Preferred Stock. Pursuant to WY Stat § 17-16-602 of the Wyoming Business Corporation Act, and this Article IV of the Corporation's Articles of Incorporation, the following shall constitute designations of the Corporation's Preferred Stock:

(i)	Special 2019 Series A Preferred Stock. One (1) share of Preferred Stock is designated as the "Special 2019 Series A Preferred Stock"

i.	Number of Votes; Voting with Common Stock. Except as provided by Wyoming statutes or Section IV(b)(i)ii. below, the holder of the 2019 Series A Preferred Stock shall vote together with the holders of Preferred Stock and Common Stock as a single class. The 2019 Series A Preferred Stock stockholder is entitled to 60% of all votes (including, but not limited to, Common Stock, and Preferred Stock (including on an as converted basis)) entitled to vote at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. The 2019 Series A Preferred Stock shall not be divided into fractional shares.

ii.	Adverse Effects. The Corporation shall not amend, alter or repeal the preferences, rights, powers or other terms of the 2019 Series A Preferred Stock so as to affect adversely the 2019 Series A Preferred Stock or the holder thereof without the written consent or affirmative vote of the holder of the 2019 Series A Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class.

iii.	Conversion. The share of 2019 Series A Preferred Stock will not be convertible into or exchangeable for shares of Common Stock or any other class of capital stock of the Corporation.

iv.	Dividends, Liquidation. The share of 2019 Series A Preferred Stock shall not be entitled to any dividends in respect thereof and shall not participate in any proceeds available to the Corporation's shareholders upon the liquidation, dissolution or winding up of the Corporation.

v.	No Impairment. The Corporation shall not intentionally take-any action which would impair the rights and privileges of the 2019 Series A Preferred Stock set forth herein or the rights of the holder thereof. The Corporation will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of the 2019 Series A Preferred Stock against impairment.

vi.	Replacement Certificate. In the event that the holder of the 2019 Series A Preferred Stock notifies the Corporation that the stock certificate evidencing the share of 2019 Series A Preferred Stock has been lost, stolen, destroyed or mutilated, the Corporation shall issue a replacement stock certificate evidencing the 2019 Series A Preferred Stock identical in tenor and date to the original stock certificate evidencing the 2019 Series A Preferred Stock, provided that the holder executes and delivers to the Corporation an affidavit of lost stock certificate and an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such 201 9 Series A Preferred Stock certificate.

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(c)  Additional Provisions Relating to the Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article IV, to provide for the issuance of additional shares of Preferred Stock in accordance with WY Stat§ 17-16-602 of the Wyoming Business Corporation Act, in one or more series, and by filing a designation pursuant to the applicable law of the State of Wyoming, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualification, limitations or restrictions thereof.

(d) Consideration for Shares. The Common Stock and the Preferred Stock authorized by this Article IV shall be issued for such consideration as shall be fixed, from time to time, by the Board of Directors.

(d)

(e)   Non-Assessment of Stock. The capital stock of the Corporation, after the amount of the subscription price has been fully paid, shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed, and the Articles shall not be amended in this particular. No stockholder of the Corporation is individually liable for the debts or liabilities of the Corporation.

ARTICLE V. BOARD OF DIRECTORS

(a)  Number. The number of directors, constituting the entire Board of Directors shall be fixed from time to time by vote of a majority of the entire Board of Directors, provided, however, that the number of directors shall not be reduced so as to shorten the terms of any director at any time in office.

(b) Vacancies. Vacancies on the Board shall be filled by the affirmative vote of the majority of the remaining directors, though less than a quorum of the Board of Directors, or by election at an annual meeting or at a special meeting of the stockholders called for that purpose.

ARTICLE VI. BY-LAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VII. AMENDMENT

No amendment or restatement of this Articles of Incorporation shall be valid unless approved by holders of a majority of the voting rights of the Corporation which shall expressly include voting rights associated with the outstanding shares of Common Stock and Preferred Stock of the Corporation.

ARTICLE VIII. LIABILITY

To the fullest extent permitted by the Wyoming Business Corporation Act as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any amendment or repeal of this Article VIII will not eliminate or reduce the effect of any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

ARTICLE IX. COMBINATIONS WITH INTERESTED STOCKHOLDERS

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Election Not to Be Subject to the Restrictions in WBCA 17-18-l04(b) Related to Restrictions on Business Combinations. The Corporation elects not to be subject to the restrictions in WBCA 17-18-l04(b).

Election Not to Be Subject to the Restrictions in WBCA 17-18-105 Through 17-18-111 Related to Takeover Protection Provisions. The Corporation elects not to be subject to the restrictions in WBCA 17-18-105 through 17-18- 111.

ARTICLE X. SHAREHOLDER ACTION WITHOUT A MEETING

Any action required or permitted by the Wyoming Business Corporation Act to be taken at a shareholders' meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consent shall bear the date of signature of the shareholder(s) who signs the consent and be delivered to the corporation for inclusion in the minutes or filing with the corporate records.

I, THE UNDERSIGNED, being the Chief Executive Officer of Bubblr, Inc. pursuant to the Wyoming Business Corporation Act, do make this certificate, hereby declaring and certifying, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 13th day of April,2021.

By: /s/ Steven Saunders

Steven Saunders

Chief Executive Officer

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